Exhibit 12

             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
                     EARNINGS TO PREFERENCE SHARE DIVIDENDS


                                                                                               For the six
                                                                                                  months
                                           For the Years Ended December 31,                  ended June 30, 2001
                                         ----------------------------------                 -------------------

                                         1996      1997      1998       1999        2000          2001
                                         -------   -------   -------    -------     -------       -------
                                                         (in thousands of euros)

Net  income   (loss)  before  income
taxes and other items................   (25,042)  (71,419)  (226,589)  (758,011)  (1,892,042)   (1,468,963)


Fixed charges and preferred stock dividends:
   Interest, whether expensed or
   capitalized....................       17,459    32,100     47,355    178,448     761,787        467,460
   Preferred      stock     dividend
   requirements.....................          -         -          -          -       7,633         59,522
                                        -------   -------    -------    -------     -------        -------

Total fixed  charges  and  preferred
   stock dividends...................... 17,459    32,100     47,355    178,448     769,420        526,982


Adjusted earnings (losses).........      (7,583)  (39,319)  (179,234)  (579,563)  (1,122,622)     (941,981)
Fixed charges and preferred stock
    dividends......................      17,459    32,100     47,355    178,448     769,420        526,982
                                        -------   -------    -------    -------     -------        -------

Ratio of earnings  to fixed  charges
and preferred stock dividends......           -         -          -          -           -              -
                                        =======   =======    =======    =======     =======        =======

Euro amount of coverage deficiency.     (25,042)  (71,419)  (226,589)  (758,011)  (1,899,675)   (1,528,485)
                                        =======   =======    =======    =======    =========     =========
